                                                                   EXHIBIT 99.1



[PRIZE ENERGY CORP. LETTERHEAD]                                    NEWS RELEASE
--------------------------------------------------------------------------------


                         MAGNUM HUNTER AND PRIZE ENERGY
                          ANNOUNCE $1.2 BILLION MERGER


Irving, Texas, December 18, 2001, Magnum Hunter Resources, Inc. ("Magnum Hunter") (AMEX: MHR) and Prize Energy Corp. ("Prize Energy") (AMEX: PRZ) announced today that they have agreed to merge. The transaction would create a large U.S. based independent oil and gas company with a combined enterprise value of approximately $1.2 billion. The company will continue to be named Magnum Hunter Resources, Inc. and will remain headquartered in Irving, Texas. The strategic rationale for the merger is as follows:

    o LARGE RESERVE BASE - on a combined basis, the companies had total proved reserves of approximately one trillion cubic feet of natural gas equivalent at December 31, 2000

    o SIGNIFICANT DAILY PRODUCTION - for the nine months ended September 30, 2001, the combined companies had net daily production of 232 million cubic feet of natural gas equivalent

    o STRONGER BALANCE SHEET/ENHANCED FINANCIAL FLEXIBILITY- as a result of the merger, it is anticipated that the combined companies will have a debt-to-capitalization ratio lower than 60% and significantly improved financial coverage ratios

    o STRONG ASSET OVERLAY - the two companies have substantial property overlay in the core operating areas of the Permian Basin of West Texas and Southeastern New Mexico, Mid-Continent region of western Oklahoma and the Texas Panhandle, and the onshore Gulf Coast area of South Texas and Louisiana

    o EXTENSIVE DRILLING INVENTORY - the combined companies will have over a five year drilling inventory that includes in excess of 1,000 onshore locations

    o SIGNIFICANT EXPLORATION UPSIDE - the combined companies will continue to have significant upside potential in the shallow waters of the Gulf of Mexico due to an ongoing exploration effort from a large inventory of undrilled blocks

    o SIGNIFICANT COST SAVING POTENTIAL - the combined companies expect to realize cost savings of $8 to $10 million on an annualized basis

    o SUBSTANTIAL COMMODITY PRICE HEDGE POSITION - the combined companies have hedged calendar year 2002 daily gas production of 103 million cubic feet at a NYMEX weighted average floor price of $3.44 per Mcf and have hedged daily oil production for calendar 2002 of 5,750 Bbls at a NYMEX weighted floor price of $23.23 per barrel

    o LONG-LIFE RESERVES - the combined companies have a reserve-to-production ratio in excess of 12 years

    o BALANCED OIL/GAS MIX - the combined companies have an oil and gas reserve mix of 55% natural gas and 45% crude oil

    o GREATER ACCESS TO CAPITAL AS A LARGER COMPANY - the larger market capitalization and total enterprise value of the combined companies should improve access to the capital markets

Mr. Gary C. Evans, Chairman, President and CEO of Magnum Hunter stated, "The combination of these two Dallas based companies creates an organization that is stronger and in better position to compete than either would be independently. Both companies have adhered to a focused growth strategy as active acquirers and consolidators. At the same time, each company has been very active and highly successful with the drill bit. These strategies, along with Magnum Hunter's existing exploration program, will be greatly enhanced by this larger platform."

Mr. Philip B. Smith, Chairman and CEO of Prize stated, "Magnum Hunter has demonstrated an excellent exploration track record. The exploration inventory of Magnum Hunter combined with the exploitation opportunities of Prize offer our shareholders an excellent opportunity for future growth. In addition, the Prize shareholders will enjoy substantially increased liquidity in their securities."

                           MAJOR TERMS AND CONDITIONS

Under the terms of the definitive agreement, Prize shareholders will receive $24.00 per common share payable in 2.50 shares of Magnum Hunter common stock for each share of Prize Energy plus a cash component that will be determined based upon a sliding scale with a minimum of $0.25 per share (Magnum Hunter market price of $9.50 per share or greater) to a maximum of $5.25 per share (Magnum Hunter market price of $7.50 per share or less). The market price of the Magnum Hunter common stock is defined as the average price of Magnum Hunter common stock during the 20 trading day period ending on the fourth trading day prior to closing. The parties have certain rights to terminate the transaction, should such market price be outside of the designated collar.

With respect to the stock portion of the transaction, the merger is expected to be non-taxable to the shareholders of both companies. The Board of Directors of both companies have unanimously approved the merger. The merger will remain subject to shareholder approval and other conditions. As a result, Prize shareholders will own approximately 49 percent of the combined company and Magnum Hunter shareholders will own approximately 51 percent.

The accounting method to be used for the merger is expected to be "purchase accounting." Magnum Hunter expects to remain on the "full cost" method of accounting.

Mr. Gary C. Evans will remain Chairman, President and CEO and Magnum Hunter's executive staff will continue in their current capacities. The size of Magnum Hunter's Board of Directors will remain the same, however, two Prize independent board members will replace two existing independent directors of Magnum Hunter.

Based upon estimates and projections provided by both companies, the merger will be accretive to Magnum Hunter shareholders on a proved reserves and net asset value basis. Additionally, the merger is expected to be accretive on many financial measures as well as significantly lowering the debt-to-equity ratio of Magnum Hunter at closing. At December 31, 2000, total proved reserves were 367 billion cubic feet equivalent (Bcfe) for Magnum Hunter and 593 Bcfe for Prize Energy. Operational results for the nine months ended September 30, 2001 are summarized as follows:

                                                        Magnum Hunter           Prize Energy
                                                        -------------           ------------
              Daily Production:
                       Oil/Liquids (Bbls)                      3,733                 10,414
                       Gas (MMcf)                             66,322                 81,210
                       MMcfe                                  88,722                143,694

              Revenues (000's)                             $ 124,255              $ 145,712

              Per Diluted Share:
                       Net Income                          $    0.60              $    2.54
                       Cash Flow                           $    1.75              $    5.86
                       EBIDTA                              $    2.12              $    6.62

                           OTHER TERMS AND CONDITIONS

The transaction is subject to approval by the shareholders of both companies and other customary closing conditions. The largest shareholder of Prize Energy, Natural Gas Partners V, L.P., representing over 50% ownership, has agreed to vote in favor of the merger. Both companies intend to hold special shareholders' meetings as soon as practicable. The companies anticipate filing a Registration Statement on Form S-4 with the Securities and Exchange Commission in January 2002. Completion of the merger is anticipated to occur in the first quarter of 2002.

A conference call to more thoroughly discuss the merger will be hosted by the senior management teams of Magnum Hunter and Prize Energy at 2:00 p.m. CST on Tuesday, December 18, 2001. Investors wishing to participate in the AT&T conference call, please dial in toll free (888) 276-9998 at 1:50p.m. CST on Tuesday, December 18, 2001. International callers please dial (612) 332-0632.

A Web Broadcast will be available for listeners on the websites of both companies. Instructions are:

    Go to www.MagnumHunter.com. Go to News. Go to Conference Call.

    Go to www.PrizeEnergy.com. Go to News. Go to Conference Call.

Magnum Hunter Resource Inc. is one of the nation's fastest growing independent exploration and development companies engaged in three principal activities; i) the exploration, development and production of crude oil, condensate and natural gas; ii) the gathering, transmission and marketing of natural gas; and iii) the managing and operating of producing oil and natural gas properties for interest owners. For additional information relating to Magnum Hunter Resources, Inc. The Company invites you to visit its website at www.magnumhunter.com.

Prize Energy Corp. is a publicly traded mid-size oil and gas independent, headquartered in the Dallas, Texas area. The Company's oil and gas operations are concentrated in the Permian Basin of West Texas and Southeastern New Mexico, onshore Gulf Coast region of Texas and Louisiana, and the Mid-Continent region of Western Oklahoma and the Texas Panhandle. The Company's growth strategy is focused on adding value on a per share basis through the acquisition and exploitation of producing oil and gas properties in its core operating areas. For additional information relating to Prize Energy Corp., the Company invites you to visit its website at www.prizeenergy.com.

                   Additional Information and Where to Find it

In connection with the proposed merger, Magnum Hunter and Prize will file a joint proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by Magnum Hunter and Prize with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, once available, and each company's other filings with the Commission may also be obtained from the respective companies. Free copies of Magnum Hunter's filings may be obtained by directing a request to Magnum Hunter Resources, Inc., 600 East Las Colinas Blvd., Suite 1100, Irving, Texas 75039, Attn: Michael P. McInerney, telephone: (972) 401-0752. Free copies of Prize's filings may be obtained by directing a request to Prize Energy Corp., 3500 William D. Tate, Suite 200, Grapevine, Texas 76051, Attn: Lon C. Kile, telephone: (817) 424-0406.

                        PARTICIPANTS IN THE SOLICITATION

Magnum Hunter, Prize and their respective directors, executive officers and other members of their management and employees may be soliciting proxies from their respective stockholders in favor of the merger. Information concerning persons who may be considered participants in the solicitation of Magnum Hunter's stockholders and Prize's stockholders, respectively, under the rules of the Commission, including their interests in the merger, will be set forth in the joint proxy statement/prospectus to be filed by Magnum Hunter and Prize with the Commission.


This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning the companies' plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the companies expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes reserve estimates, future financial performance, and other matters. These statements are based on certain assumptions made by the companies based on their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the companies. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. There can be no assurance of such stability. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.